Exhibit 10.1

GUESS?, INC.

WRITTEN DESCRIPTION OF PERFORMANCE-BASED CASH AND EQUITY
AWARD CRITERIA FOR NAMED EXECUTIVE OFFICERS
WITH RESPECT TO THE FISCAL YEAR ENDING JANUARY 31, 2009
AND CERTAIN OTHER PERIODS

Guess?, Inc. (the “Company”) maintains an annual executive compensation program, pursuant to which certain employees of the Company are eligible to receive cash bonuses and equity incentive awards, including stock options, restricted stock, restricted stock units and/or performance shares (“Equity Incentives”), upon achievement of pre-established performance goals. Any Equity Incentives awarded under the executive compensation program will be granted pursuant to the terms of the existing Guess?, Inc. 2004 Equity Incentive Plan, previously approved by the shareholders of the Company on May 10, 2004 and filed April 14, 2004 as Exhibit A to the Company’s 2004 Definitive Proxy Statement, as amended (the “2004 Plan”). Any cash bonuses awarded under the executive compensation program will be granted pursuant to the terms of the 2004 Plan or the existing Guess?, Inc. Annual Incentive Bonus Plan (As Amended and Restated January 18, 2007), previously approved by the shareholders of the Company on May 10, 2005 and filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

On May 1, 2008, the Compensation Committee of the Board of Directors of the Company (the “Committee”) established the performance goals under the annual executive compensation program for the current fiscal year ending January 31, 2009 for its executive officers and the incentive opportunities payable under the program at “threshold,” “target” and “stretch” levels of performance against those goals. The performance goals vary by individual and are based on earnings per share of the Company or particular segments thereof, operating earnings by segment or, in certain cases, gross margins by segment. The performance goals with respect to the individuals designated as Named Executive Officers in the Company’s 2007 Proxy Statement are based on (i) for Paul Marciano, Chief Executive Officer and Vice Chairman, total Company earnings per share and licensing operating earnings, (ii) for Maurice Marciano, Chairman of the Board, Carlos Alberini, President and Chief Operating Officer, Dennis Secor, Senior Vice President and Chief Financial Officer, and Michael Relich, Senior Vice President and Chief Information Officer, total Company earnings per share, and (iii) for Nancy Shachtman, President of Wholesale, earnings per share for North American operations and wholesale segment operating profit for the United States, Canada and Mexico.

Depending on the performance against the pre-established performance goals for fiscal 2009, the Named Executive Officers will be eligible to receive cash incentive opportunities of between 20% and 100% of base salary at threshold performance, between 40% and 200% of base salary at target performance and between 60% and 300%

of base salary at stretch performance plus, for Paul Marciano, an additional cash incentive opportunity based on licensing operating earnings.  In addition, depending on the performance against the pre-established performance goals for fiscal 2009, the Named Executive Officers will be eligible to receive equity incentive opportunities made up of a pre-determined combination of stock options and restricted stock at a value of between 20% and 55% of base salary at threshold performance, between 60% and 220% of base salary at target performance and between 80% and 350% of base salary at stretch performance.  For these purposes, stock options are valued using the Black Scholes Model and restricted stock is valued at the same price as our unrestricted common stock, in each case on a predetermined measurement date with respect to the grant date.

Also on May 1, 2008, the Committee approved a special performance-based award of 10,000 shares of restricted stock to Nancy Shachtman, President of Wholesale.  The shares are eligible to become vested at a rate of 20% over each of five fiscal years beginning with the current fiscal 2009, based on the achievement of targeted wholesale segment operating profit for the United States, Canada and Mexico during each performance period or, in the event that the targeted earnings amount is not achieved for any such fiscal year, if the cumulative targeted wholesale earnings amount exceeds the cumulative targeted wholesale earnings amount for any subsequent fiscal year during the performance period.